Exhibit 99.1

News Release

Novelis Reports Second Quarter of Fiscal Year 2017 Results
Strategic Investments and Efficiencies Drive Strong Business Performance

Second Quarter Fiscal Year 2017 Highlights

•	Net loss of $89 million, due to a $112 million loss on extinguishment of debt as a result of the successful refinancing of $2.5 billion of Senior Notes, saving $55 million of cash interest annually

•	Excluding special items in both periods, net income increased $35 million YoY to $60 million

•	Adjusted EBITDA, excluding metal price lag, increased 14% YoY to $270 million

•	Total FRP shipments of 773 kilotonnes; record automotive sheet shipments up 12% YoY

ATLANTA, November 7, 2016 – Novelis, the world leader in aluminum rolling and recycling, today reported a net loss of $89 million for the second quarter of fiscal year 2017, compared to a net loss of $13 million in the prior year period. Current quarter results include $112 million loss on extinguishment of debt related to the refinancing of $2.5 billion of Senior Notes during the quarter which will drive significant interest savings, and $27 million related to the sale of Novelis' equity interest in Aluminum Company of Malaysia, a non-core operation in Malaysia. Excluding these and other tax-effected special items, the company reported net income of $60 million in the second quarter of fiscal 2017, up from $25 million reported in the second quarter of fiscal 2016.
"We continued driving the positive momentum achieved over the last several quarters into the second quarter,” said Steve Fisher, President and Chief Executive Officer for Novelis. “Our recurring strong EBITDA performance is a result of strategic investments in new capacity, driving positive portfolio mix and efficiency gains through metal input optimization. We are confident this strategy, coupled with plant productivity and asset efficiency, will continue to drive enhanced operational performance and a stronger product portfolio."
Adjusted EBITDA for the second quarter of fiscal 2017 increased to $256 million from $182 million in the prior year period. Excluding metal price lag in both periods, Adjusted EBITDA increased 14 percent to $270 million. The increase was primarily driven by productivity gains, better metal mix, and favorable foreign exchange gains, partially offset by higher employment costs.
Net sales decreased five percent to $2.4 billion for the second quarter of fiscal 2017. This was driven by lower average aluminum prices and a two percent decline in total shipments of rolled aluminum products to 773 kilotonnes, partially offset by the favorable impact from our strategic shift to higher conversion premium products including a 12 percent increase in automotive sheet shipments to record levels.
The company reported free cash flow of $44 million for the second quarter of fiscal 2017 as compared to $140 million in the prior year, with the reduction due primarily to the timing of working capital and interest payments. These factors are partially offset by stronger EBITDA performance in the current year and reduced capital expenditures of $46 million as compared to $75 million in the prior year period.
"As a result of our successful bond refinancing, we will generate $55 million in interest savings annually going forward," said Devinder Ahuja, Senior Vice President and Chief Financial Officer. "We now expect to generate free cash flow in the range of $300 million to $350 million for the full fiscal year 2017."

As of September 30, 2016, the company reported a strong liquidity position of $1.0 billion.

Second Quarter of Fiscal Year 2017 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2017 results via a live webcast and conference call for investors at 8:00 a.m. ET on Monday, November 7, 2016. To view slides and listen only, visit the web at
https://cc.callinfo.com/r/1eknfsjs9bhp2&eom. To join by telephone, dial toll-free in North America at 800 757 8529, India toll-free at 18002660841 or the international toll line at +1 212 231 2920. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 10 countries, has approximately 12,000 employees and reported $10 billion in revenue for its 2016 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Adjusted EBITDA excluding Metal Price Lag, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about the company's expectation to generate $300 million to $350 million in free cash flow for the full fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our level of indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015

Net sales	$2,361	$2,482	$4,657	$5,116
Cost of goods sold (exclusive of depreciation and amortization)	1,980	2,241	3,910	4,641
Selling, general and administrative expenses	108	100	200	200
Depreciation and amortization	90	89	179	176
Interest expense and amortization of debt issuance costs	81	82	164	162
Loss on extinguishment of debt	112	—	112	13
Research and development expenses	14	13	27	26
Gain on assets held for sale	(1)	—	(2)	—
Restructuring and impairment, net	1	4	3	19
Equity in net loss of non-consolidated affiliates	—	1	—	2
Other expense (income), net	38	(32)	66	(62)
	2,423	2,498	4,659	5,177
Loss before income taxes	(62)	(16)	(2)	(61)
Income tax provision (benefit)	27	(3)	63	12
Net loss	(89)	(13)	(65)	(73)
Net income attributable to noncontrolling interests	—	—	—	—
Net loss attributable to our common shareholder	$(89)	$(13)	$(65)	$(73)

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30, 2016	March 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$473	$556
Accounts receivable, net
— third parties (net of uncollectible accounts of $4 as of September 30, 2016 and $3 as of March 31, 2016)	1,120	956
— related parties	59	59
Inventories	1,280	1,180
Prepaid expenses and other current assets	102	127
Fair value of derivative instruments	91	88
Assets held for sale	3	5
Total current assets	3,128	2,971
Property, plant and equipment, net	3,426	3,506
Goodwill	607	607
Intangible assets, net	491	523
Investment in and advances to non–consolidated affiliate	482	488
Deferred income tax assets	94	87
Other long–term assets
— third parties	86	82
— related parties	6	16
Total assets	$8,320	$8,280
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities
Current portion of long–term debt	$49	$47
Short–term borrowings	596	579
Accounts payable
— third parties	1,523	1,506
— related parties	53	48
Fair value of derivative instruments	85	85
Accrued expenses and other current liabilities	455	569
Total current liabilities	2,761	2,834
Long–term debt, net of current portion	4,546	4,421
Deferred income tax liabilities	106	89
Accrued postretirement benefits	823	820
Other long–term liabilities	196	175
Total liabilities	8,432	8,339
Commitments and contingencies
Shareholder’s deficit
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2016 and March 31, 2016	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(1,028)	(963)
Accumulated other comprehensive loss	(467)	(500)
Total deficit of our common shareholder	(91)	(59)
Noncontrolling interests	(21)	—
Total deficit	(112)	(59)
Total liabilities and deficit	$8,320	$8,280

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended September 30,
	2016	2015
OPERATING ACTIVITIES
Net loss	$(65)	$(73)
Adjustments to determine net cash used in operating activities:
Depreciation and amortization	179	176
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(1)	(12)
Gain on assets held for sale	(2)	—
Loss on sale of business	27	—
Loss on sale of assets	6	1
Impairment charges	—	2
Loss on extinguishment of debt	112	13
Deferred income taxes	(4)	(44)
Amortization of fair value adjustments, net	6	6
Equity in net loss of non-consolidated affiliates	—	2
Loss (gain) on foreign exchange remeasurement of debt	2	(6)
Amortization of debt issuance costs and carrying value adjustments	9	10
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(159)	127
Inventories	(115)	87
Accounts payable	22	(384)
Other current assets	22	10
Other current liabilities	(106)	25
Other noncurrent assets	(9)	19
Other noncurrent liabilities	49	(22)
Net cash used in operating activities	(27)	(63)
INVESTING ACTIVITIES
Capital expenditures	(90)	(204)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	1
Outflows from the sale of a business, net of transaction fees	(13)	—
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	9	(4)
Proceeds (outflows) from settlement of other undesignated derivative instruments, net	6	(14)
Net cash used in investing activities	(87)	(221)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	2,765	140
Principal payments of long-term and short-term borrowings	(2,609)	(135)
Revolving credit facilities and other, net	(3)	123
Dividends, noncontrolling interest	—	(1)
Debt issuance costs	(134)	(13)
Net cash provided by financing activities	19	114
Net decrease in cash and cash equivalents	(95)	(170)
Effect of exchange rate changes on cash	12	4
Cash and cash equivalents — beginning of period	556	628
Cash and cash equivalents — end of period	$473	$462

Reconciliation from Net Loss attributable to our common shareholder to Adjusted EBITDA, and Adjusted EBITDA excluding Metal Price Lag (unaudited)
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. To better analyze underlying operational results, the following table also shows Adjusted EBITDA to Adjusted EBITDA excluding the impact of Metal Price Lag. On certain sales contracts we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. This timing difference is referred to as metal price lag. Although we use derivatives contracts to minimize the price lag associated with LME base aluminum prices, we do not use derivative contracts for local market premiums, as these are not prevalent in the market.

(in millions)	Three Months Ended September 30,				Six Months Ended September 30,
	2016		2015		2016		2015
Net loss attributable to our common shareholder	$(89)		$(13)		$(65)		$(73)
Income tax (provision) benefit	(27)		3		(63)		(12)
Interest, net	(79)		(80)		(159)		(158)
Depreciation and amortization	(90)		(89)		(179)		(176)
EBITDA	107		153		336		273

Unrealized gains (losses) on change in fair value of derivative instruments, net	4		(15)		(3)		20
Realized (losses) gains on derivative instruments not included in segment income	—		(3)		1		(2)
Adjustment to eliminate proportional consolidation	(8)		(8)		(16)		(15)
Loss on sale of a business	(27)		—		(27)		—
Loss on sale of fixed assets	(2)		—		(6)		(1)
Gain on assets held for sale	1		—		2		—
Loss on extinguishment of debt	(112)		—		(112)		(13)
Restructuring and impairment, net	(1)		(4)		(3)		(19)
Other (costs) income, net	(4)	—	1	—	(11)	—	(6)
Adjusted EBITDA	$256		$182		$511		$309

Metal price lag	(14)		(54)		(27)		(139)
Adjusted EBITDA excluding metal price lag	$270		$236		$538		$448

Free Cash Flow and Cash and Cash Equivalents (unaudited)
The following table shows the “Free cash flow” for the six months ended September 30, 2016 and 2015 and the ending balances of cash and cash equivalents (in millions).

	Six Months Ended September 30,
	2016	2015
Net cash used in operating activities	$(27)	$(63)
Net cash used in investing activities	(87)	(221)
Less: Outflows (proceeds) from sales of assets, net of transaction fees and hedging	12	(1)
Free cash flow	$(102)	$(285)
Ending cash and cash equivalents	$473	$462

Total Liquidity (unaudited)
The following table shows available liquidity as of September 30, 2016 and March 31, 2016 (in millions).

	September 30,	March 31,
	2016	2016
Cash and cash equivalents	$473	$556
Availability under committed credit facilities	573	640
Total liquidity	$1,046	$1,196

Reconciliation of Net Loss to Net Income, excluding Special Items (unaudited)
The following table shows Net Income attributable to our common shareholder excluding special items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net loss attributable to our common shareholder	$(89)	$(13)	$(65)	$(73)
Special Items:
Gain on assets held for sale	(1)	—	(2)	—
Loss on sale of a business	27	—	27	—
Loss on extinguishment of debt	112	—	112	13
Metal price lag	14	54	27	139
Restructuring and impairment, net	1	4	3	19
Tax effect on special items	(4)	(20)	(9)	(49)
Net income attributable to our common shareholder, excluding special items	$60	$25	$93	$49

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$90	$42	$42	$82	$—	$256
Metal price lag	(3)	(7)	(4)	—	—	(14)
Adjusted EBITDA excluding metal price lag	$93	$49	$46	$82	$—	$270

Shipments
Rolled products - third party	252	232	175	114	—	773
Rolled products - intersegment	—	4	1	7	(12)	—
Total rolled products	252	236	176	121	(12)	773

Selected Operating Results Three Months Ended September 30, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$53	$41	$34	$54	$—	$182
Metal price lag	(37)	(15)	(5)	3	—	(54)
Adjusted EBITDA excluding metal price lag	$90	$56	$39	$51	$—	$236

Shipments
Rolled products - third party	268	235	173	112	—	788
Rolled products - intersegment	1	15	14	5	(35)	—
Total rolled products	269	250	187	117	(35)	788

Selected Operating Results Six Months Ended September 30, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$176	$94	$87	$154	$—	$511
Metal price lag	(10)	(12)	(5)	—	—	(27)
Adjusted EBITDA excluding metal price lag	$186	$106	$92	$154	$—	$538

Shipments
Rolled products - third party	493	473	351	211	—	1,528
Rolled products - intersegment	1	9	3	13	(26)	—
Total rolled products	494	482	354	224	(26)	1,528

Selected Operating Results Six Months Ended September 30, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$95	$32	$70	$113	$(1)	$309
Metal price lag	(63)	(70)	(8)	2	—	(139)
Adjusted EBITDA excluding metal price lag	$158	$102	$78	$111	$(1)	$448

Shipments
Rolled products - third party	529	466	355	206	—	1,556
Rolled products - intersegment	1	36	25	18	(80)	—
Total rolled products	530	502	380	224	(80)	1,556